As filed with the Securities and Exchange Commission on June 2, 1999
                                                   Registration No. 333-
--------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  --------------------------------------------


                           EUROWEB INTERNATIONAL CORP.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                            7379                 13-3696015
---------------------------     ---------------------------   ------------------
(State or jurisdiction of       (Primary Standard Industrial   (I.R.S. Employer
Corporation or organization)    Classification Code Numbers) Identification No.)


            445 PARK AVENUE, NEW YORK, NEW YORK 10022 (212) 758-9870
            --------------------------------------------------------
          (Address and telephone number of principal executive offices)

                          FRANK R. COHEN, COHEN & COHEN
      445 Park Avenue, 15th Floor New York, New York 10022, (212) 758-9870
      --------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time
o time after this Registration Statement becomes effective.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE
                                                                     Proposed           Proposed
                                                      Amount          Maximum           Maximum            Amount of
               Title of Securities                    to be       Offering Price       Aggregate         Registration
                to be Registered                    Registered     Per Share(1)    Offering Price(1)          Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, ($.001 par value)(2)...............    4,352,570(2)        $2.00           $8,705,140       $2,420
-------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase Shares of Common Stock(2) ...   1,935,680           0                 0                   0
Total Registration Fee ...........................                                                        $2,420
Amount previously paid (3) .......................                                                        $2,158
Amount due .......................................                                                          $262
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average high/low price on May4, 1999 as quoted on the NASDAQ system on May 5, 1999, pursuant to Rule 457. The same price is being used in this registration statement solely for the purpose of calculating the fee under Rule 457.
(2) Includes (I) 2,416,890 shares of Common Stock, $.001 par value per share ("Common Stock") of EuroWeb International Corp. (the "Company") issued to private placement purchasers and (ii) 1,935,680 shares of common stock issuable upon the exercise of warrants and options to purchase common stock and options issued to private placement purchasers and consultants to the Company.

(3) Pursuant to Rule 429, a prior registration on Form S-3 was filed on May 5, 1999 under Registration No. 333-77885. A registration fee of $2,158 was paid with said Registration Statement, which is now being deducted.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, the Prospectus forming a part of this Registration Statement also relates to the registrant's earlier registration statement on Form S-3 (No.333-77885) and updates the information contained therein. Such registration statement relates to, among other things, shares of common stock issuable upon exercise of certain outstanding warrants.

                    SUBJECT TO COMPLETION, DATED June 2, 1999

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which this offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                           EUROWEB INTERNATIONAL CORP.

                      4,352,570 SHARES OF COMMON STOCK AND
              1,935,680 WARRANTS TO PURCHASE SHARES OF COMMON STOCK


     The stockholders of EuroWeb International Corp. listed on page 4 are offering and selling shares of EuroWeb common stock and warrants to purchase shares of common stock under this prospectus for each of their own accounts.Hereafter the shares and the warrants may be collectively referred to as securities.

     EuroWeb stock is listed on the NASDAQ Small Cap Market and trades there with the symbol "EWEB". On June 1, 1999, the closing price of one share of common stock on the NASDAQ Small Cap Market was $1.61. The Warrants have no market at present but Euroweb intends to have the warrants quoted on the over-the-counter electronic bulletin boards in the future.

                             ----------------------



THE EUROWEB SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ----------------------


THE EUROWEB SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THESE ORGANIZATIONS DETERMINED THAT HIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                      THE DATE OF THIS PROSPECTUS IS ______________, 1999

                                TABLE OF CONTENTS



                                                                         Page

Prospectus Summary.....................................................   1

Risk Factors...........................................................   2

Forward-Looking Information............................................   4

Use of Proceeds........................................................   4

Selling Stockholders...................................................   4

Plan of Distribution..................................................    6

Description of Capital Stock...........................................   6

Where You Can Find More Information....................................   6

Legal Matters..........................................................   6

Experts................................................................   7

                               PROSPECTUS SUMMARY


     This prospectus is part of a registration statement we filed with the SEC.

     The registration statement includes exhibits and additional information not included in the prospectus.

     We have not authorized any person to give you any supplemental information or make any representations for us. You should not rely upon any information about EuroWeb International Corp. that is not contained in this prospectus or in one of the EuroWeb's public reports filed with the SEC and incorporated into this prospectus. Information contained in this prospectus or in EuroWeb's public reports may become stale. You should not assume that the information in this prospectus is accurate or complete as of any date other than the date on the front of this prospectus. We are not making an offer of securities in any state where the offer is not permitted.

                                   THE COMPANY

     EuroWeb Rt., our wholly owned subsidiary through November 20, 1998, is a full service Internet service provider operating in Hungary. On November 20, 1998, we sold a 51% interest of EuroWeb Rt. to Pantel Rt for $2,200,000 in cash plus a $300,000 contribution to EuroWeb Rt's capital. Currently, we are managing EuroWeb Rt. in the same manner as before the sale.

     The Internet industry consists of three primary functions: 1) providing access to the Internet; 2) maintaining ("hosting") the computers, known as "servers," which store, and allow for access to, Web sites; and 3) developing content, including graphics and database functions, for Web sites on the Internet (known as "Value Added Services").

     EuroWeb Rt. provides services in all three areas. However, EuroWeb Rt. derives 90% of its revenues from providing access to the Internet, while 5% is derived from hosting and 5% from developing content.

     Access to the Internet can be either through a leased line, which maintains an open connection to the Internet at all times, or through a dial-up service, which requires subscribers to dial a telephone number to connect to the Internet.

     EuroWeb Rt. offers a variety of access options, including leased-line and dial-up lines.

     EuroWeb's objective is for EuroWeb Rt. to become the leading Hungarian Internet professional services firm. To achieve its goal, EuroWeb's strategy is to expand EuroWeb Rt.'s Internet services, both through internal growth and through business acquisitions outside of Hungary and in Central and Eastern Europe..

     The office of EuroWeb in the United States is 445 Park Avenue, New York, NY 10022; Telephone number: (212) 758-9870.

                                  RISK FACTORS

     In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating EuroWeb and our business before purchasing the common stock offered by this prospectus:

WE HAVE A LIMITED OPERATING HISTORY AND AN ACCUMULATED DEFICIT.

     Although EuroWeb was founded in November 1992, it only entered the Internet business in January 1997 by acquiring three operating internet businesses and combining them into EuroWeb Rt.. Accordingly, we have only a limited operating history on which to base an evaluation of our prospects. EuroWeb and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early state of development, particularly companies in new and rapidly evolving markets such as the Internet. The Company has incurred net losses through December 31, 1997 and as of that date, it had an accumulated deficit of $15.8 million. In 1998, the second complete year in which the Company had Internet operations, the Company incurred a net loss of approximately $970,000 before the gain ($1,516,548) on the sale of a 51% interest in EuroWeb Rt. and the loss ($119,678) from discontinued operations. There can be no assurance that the Company will achieve or sustain profitability.

WE MAY REQUIRE ADDITIONAL WORKING CAPITAL IN THE FUTURE TO FINANCE OUR EXPENSES.

     We intend to expand our Internet operations to other countries in Central and Eastern Europe through acquisition. To finance this expansion, we may require additional working capital.

     EuroWeb currently anticipates that its available cash resources will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, EuroWeb may need to raise additional funds in order to support more rapid expansion through public or private financing. There can be no assurance that the additional funding, if needed, will be available on terms acceptable to EuroWeb, or at all. If adequate funds are not available on acceptable terms, EuroWeb may be unable to take advantage of future opportunities of which could have a material adverse effect on EuroWeb's business.

WE WILL BE PURSUING A STRATEGY OF RAPID GROWTH THROUGH ACQUISITIONS, WHICH MAY STRAIN OUR OPERATIONS AND WHICH WE MAY NOT BE ABLE TO MANAGE EFFECTIVELY.

     We will be pursuing in Central and Eastern Europe rapid growth through the acquisitions of other Internet service providers. Our growth strategy will create significant demands on the time and attention of our senior management and will involve significant financial and other costs, including identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating acquired businesses.

     Employees and customers of acquired businesses may terminate their relationships with these businesses after we acquire them. We may not be able to successfully consummate any attempted acquisitions or integrate acquired businesses.

     Our ability to manage our planned future growth through acquisitions will depend upon our success in:

     o hiring and retaining qualified management, technical and marketing personnel;
     o effectively maintaining high levels of customer service required to retain subscribers while undertaking expansion; and
     o expanding our network infrastructure capacity to service a growing subscriber base.

     If we fail to achieve any of these factors, our business, financial condition, results of operations and the market price of our securities could be materially adversely affected.

WE MAY NOT BE ABLE TO RETAIN OUR KEY MARKETING, SALES AND MANAGEMENT PERSONNEL WE NEED TO SUCCEED.

     Our success depends to a significant extent upon the continued services of key marketing, sales and management personnel. Our employees may voluntarily terminate their employment with us at any time. We recognize the compensation programs, including stock programs open to all employees, designed to retain our employees. However, competition for such employees is intense and the loss of the services of such employees could materially adversely affect our business, financial condition and result of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE INTERNET TECHNOLOGY MARKET.

     The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. EuroWeb expects competition to persist, intensify and increase in the future. EuroWeb Rt. 's principal competitors are Datanet, which has a customer base similar but larger than EuroWeb Rt.'s, and MATAV, the national Hungarian telephone company, which targets residential rather than business subscribers. EuroWeb Rt. believes it can compete on the basis of the quality and reliability of its services, but there can be no assurance that it will be able to compete successfully.

     In addition, there are relatively low barriers to entry into the Internet service business. Because professional services firms such as EuroWeb Rt. rely on the skill of their personnel and the quality of their client service, EuroWeb Rt. has no patented technology that would preclude or inhibit competitors from entering the Internet services market. EuroWeb Rt. expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by EuroWeb Rt., which could have a material adverse effect on EuroWeb's business, results of operations and financial condition.

IN ORDER TO COMPETE EFFECTIVELY IN THE INTERNET MARKET, WE NEED TO DEVELOP NEW SERVICES AND TECHNOLOGIES THAT ARE ACCEPTABLE TO OUR CUSTOMERS.

     Our success depends on our ability to develop and market new services and technologies aimed at meeting customer requirements. A failure to do so could materially adversely affect our business, financial condition and results of operations.

WE HAVE NEVER PAID AND DO NOT EXPECT TO PAY DIVIDENDS.

     EuroWeb has not previously paid any dividends on its common stock and intends to follow a policy of retaining all of its cash flow from operations, if any, to finance the development and expansion of its business.

INVESTORS MAY FIND IT DIFFICULT TO TRADE OUR COMMON STOCK IF WE ARE DELISTED FROM NASDAQ.

     The common stock is currently being quoted on the NASDAQ Small Cap Market under the symbols "EWEB." If EuroWeb is unable to satisfy the NASDAQ Small Cap Market maintenance criteria in the future, its common stock may be delisted from trading on the NASDAQ Small Cap Market. If it did not qualify for this listing, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of EuroWeb's securities.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT INVESTORS' LAWSUITS AGAINST MANAGEMENT.

     As permitted by Delaware Corporation law, EuroWeb's certificate of incorporation limits the liability of Directors to EuroWeb or its stockholders for monetary damages for breach of a Director's fiduciary duty except for liability in certain instances. As a result of EuroWeb's charter provision and Delaware law, stockholders may have a more limited right to recover against Directors for breach of their fiduciary duty other than as existed prior to the enactment of the law.

                           FORWARD-LOOKING INFORMATION

     This prospectus, including the information incorporated be reference, contains forward-looking statements made pursuant to the safe harbor provisions of a Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth on page 2 and others detailed from time to time in our periodic reports filed with the SEC.

                                 USE OF PROCEEDS

     All net proceeds from the sale of securities will go to the stockholders who offer and sell their securities. Accordingly EuroWeb will not receive any proceeds from sales of the securities. However, any proceeds realized by EuroWeb upon the exercise of the warrants by the selling stockholders will be used for working capital and potential acquisitions.

                              SELLING STOCKHOLDERS

     The selling stockholders of EuroWeb International Corp. are offering and selling 4,352,570 shares of EuroWeb common stock under this prospectus which includes 1,935,680 shares that will be issued on exercise of the warrants. These stockholders purchased EuroWeb shares privately from EuroWeb at prices ranging from $1.31 to $2 per share and received the warrants at no cost. EuroWeb has reserved these 1,935,680 shares for issuance to these stockholders but will not issue the 1,935,680 shares to the stockholders until they pay the warrant exercise price to EuroWeb. EuroWeb agreed under its private placement and consulting agreements with the selling stockholders to use best efforts to register the EuroWeb shares issued to the selling stockholders and to keep the registration statement effective for 12 months, or, if earlier, the completion of the offering. Our registration of EuroWeb shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The shares listed below represent all of the shares that each of the selling stockholders were issued or may be issued on exercise of the warrant.

     The following tables sets forth the number of shares of common stock owned by each of the selling stockholders as of the date of this prospectus, (assuming all the warrants have been exercised), the number of shares and warrants offered for sale by this prospectus and the amount and percentage ownership of each selling stockholder after the offering assuming all the securities covered by this prospectus are sold by the selling stockholders. Except as otherwise indicated by footnotes below, none of the selling shareholders has had any position, office or other material relationship with EuroWeb within the past three years other than as a result of the ownership of the shares or other securities of EuroWeb.


                                                    Shares of
                                                   Common Stock
                                                      Owned                                                       Percentage of
                                                   Beneficially          Shares           Warrants Owned           Shares Owned
         Name of Security Holder                Prior to Offering        Offered          After Offering        After Offering
-------------------------------------------------------------------------------------------------------------------------------
Atlantis Capital Fund Ltd.(1).............             300,000           300,000                 0                     0
GPS America Fund Ltd.(1)..................             245,176           245,176                 0                     0
Markham Holdings Limited(1)...............             152,380           152,380                 0                     0
Cache Capital LP(1).......................             367,585           367,585                 0                     0
M&A Management (Malta)                                                                           0                     0
 Limited (2)..............................             152,380           152,380
J.P. Carey Securities Inc.(3).............             106,520           106,520                 0                     0
Gerald Yellin(4)..........................              50,000            50,000              50,000                   0
Creative Consultations Inc.(4)............              50,000            50,000                 0                     0
ProMark(5)................................             100,000           100,000                 0                     0
Edward S. Gutman(6)                                    385,710           385,710              257,138                  0
Augustus La Rocca and
Joseph La Rocca(6)........................             171,426           171,426              114,284                  0
Greenwood Partners L.P.(6)................             599,991           599,991              399,994                  0
GMG & Associates Inc.(6)..................              85,713            85,713              57,142                   0
Silverman Partners L.P.(6)................             599,991           599,991              399,994                  0
The Gutman Family(6)......................              85,713            85,713              57,142                   0
HRG Trust(6)..............................              85,713            85,713              57,142                   0
Stuart Osher(6)...........................              42,855            42,855              28,570                   0
Robert Gutman(6)..........................              85,713            85,713              57,140                   0
Mel Paifoff(6)............................              85,713            85,713              57,142                   0
Mark D. Greenberg(6)......................              85,713            85,713              57,142                   0
Randy Frankel and
Barbara Frankel(6)........................             171,422           171,426              114,284                  0
Stuart Sternberg(6).......................              85,713            85,713              57,142                   0
Penelope A. Collins(6)....................              85,713            85,713              57,140                   0
Paul L. Karp(6)...........................              85,713            85,713              57,142                   0
Nicholas D. Ponzio Jr.(6).................              85,713            85,713              57,142                   0
-------------------------------------------------------------------------------------------------------------------------------
             TOTAL                                   4,352,570       4,352,570               1,935,680                 0
===============================================================================================================================

(1) Shares purchased in a private placement completed on April 8, 1999 and May 3, 1999.
(2)  Shares purchased in a private placement completed on April 8, 1999.
(3) Includes 106,520 shares issuable upon exercise of 106,520 Warrants received as compensation for acting as Placement Agent in connection with a private placement.
(4) Includes 50,000 shares issuable upon exercise of 50,000 Warrants received for financial public relation services rendered and to be rendered to EuroWeb.
(5) Includes 100,000 shares issuable upon exercise of 100,000 Warrants received for financial public relation services rendered and to be rendered to EuroWeb.
(6) Includes 1,935,680 shares issuable upon exercise of 1,935,680 Warrants purchased in connection with said private placement which closed on April 21, 1999 and May 13, 1999.

                              PLAN OF DISTRIBUTION

        The selling stockholders may offer their EuroWeb shares at various times in one or more of the following transactions:

        o on the NASDAQ Small Cap market where our common stock is listed;
        o in the over-the-counter market;
        o in negotiated transactions not on an exchange or over-the counter;
        o in a combination of any of the above transactions.

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

        The selling stockholders may use broker-dealers to sell their shares. If broker-dealers are used, they will either receive discounts or commissions from the selling stockholder, or they will receive commissions from the purchasers of shares for whom they acted as agents.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" this information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1. Annual Report on Form 10-KSB for the fiscal year ended
           December 31, 1998;

        2. Quarterly Report on Form 10-QSB for Quarter ended March 31, 1999;

        3. Proxy Statements for the 1999 Annual Meeting of Stockholders held on May 21, 1999;

        4. Current Report on Form 8-K dated April 21, 1999.


                          DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our certificate of incorporation authorizes us to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 1, 1999, 8,695,277 shares of common stock and no preferred stock were outstanding. The board of directors may issue shares of the preferred stock at any time, in one or more series without stockholder approval. The board of directors determines the designation, relative rights, preferences and limitations of each series of preferred stock.

        Common stockholders have the right to vote one vote per share on all matters that require their vote. This could change if we amend our charter documents.

        Our transfer agent for the common stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

        The validity of the shares offered hereby is being passed upon for EuroWeb by Cohen & Cohen, 445 Park Avenue, New York, New York, 10022. Frank R. Cohen, a partner of Cohen & Cohen, beneficially owns 10,000 shares of common stock and holds 520,000 options to purchase 520,000 shares of common stock exercisable at prices from $1 to $1 5/8. In addition, Frank R. Cohen, also, is Chairman of the Board, secretary and Treasurer of EuroWeb.

                                     EXPERTS

        The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the report given upon the authority of said firm as experts in auditing and accounting.

                           EUROWEB INTERNATIONAL CORP.

                      4,352,570 SHARES OF COMMON STOCK AND
              1,935,680 WARRANTS TO PURCHASE SHARES OF COMMON STOCK




                                   PROSPECTUS








                                   JUNE 2, 1999

            FORM S-3, PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following table sets forth the expenses (other than underwriting discounts and commissions) which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby:

               SEC registration fee............$2,420.00
               Amount previously paid...........2,158.00
               Amount paid with this
                 registration statement........   262.00
                                  Total                      $2,420.00

Item 15.  Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that any person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person is reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any person against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which the action was brought determines the person is fairly and reasonably entitled to indemnity for the expenses. Section 10 of the Company's certificate of incorporation, and Article X of the Company's By-laws filed in Exhibit 3(d) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the Company's certificate of incorporation filed as Exhibit 3(a) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise The Company has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


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



Item 16.  Exhibits

        5.     Opinion of Cohen & Cohen
        23.    Consents
               (a)  BDO Seidman, LLP
               (b)  Cohen & Cohen (contained in opinion filed as Exhibit 5)

Item 17.  Undertakings

               (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:
                     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
                     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement, provided, however, that clauses (1) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, herein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

               (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 2, 1999.


                                      EUROWEB INTERNATIONAL CORP.


                                      By: /s/Frank R. Cohen
                                          ---------------------------------
                                      Frank R. Cohen, Chairman of the Board

     Each of the undersigned does hereby appoint Robert Genova and Frank R. Cohen and, each of them severally, its or his true and lawful attorneys to execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Each of such attorneys shall have the power to act hereunder with or without the other.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:

     SIGNATURE                    TITLE                          DATE
     ---------                    -----                          ----

/s/Frank R. Cohen         Chairman of the Board, Chief      June 2, 1999
----------------------    Executive Officer, and
Frank R. Cohen            Secretary


/S/Robert Genova          Director, President, Treasurer   June 2, 1999
----------------------    and Chief Financial Officer
Robert Genova

/s/Csaba Toro             Director, Vice President          June 2, 1999
----------------------
Csaba Toro

/s/Richard G. Maresca     Director                          June 2, 1999
----------------------
Richard G. Maresca

/s/Donald K. Roberton     Director                          June 2, 1999
---------------------
Donald K. Roberton



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